REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

MuniHoldings California Insured Fund, Inc.:

In planning and performing our audit of the financial statements of MuniHoldings California Insured Fund, Inc. (the “Fund”) as of and for the year ended June 30, 2006, (on which we have issued our report dated August 23, 2006 (May 18, 2007 as to Notes 6 and 7)), in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered its internal control over financial reporting, including control activities for safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting.  Accordingly, we express no such opinion.

The management of the Fund is responsible for establishing and maintaining effective internal control over financial reporting.  In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls.  A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  Such internal control includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of a company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the Fund’s ability to initiate, authorize, record, process, or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the Fund’s annual or interim financial statements that is more than inconsequential will not be prevented or detected. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Our consideration of the Fund’s internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be significant deficiencies or material weaknesses under standards established by the Public Company Accounting Oversight Board (United States).  In our report to you dated August 23, 2006, we reported that we had identified no deficiencies in the Fund’s internal control over financial reporting and its operation, including controls for safeguarding securities, that we considered to be a material weakness, as defined above, as of June 30, 2006.  However, subsequent to the issuance of that report, we noted the following deficiency in the operation of the Fund’s internal control over financial reporting that we consider to be a material weakness, as defined above, as of June 30, 2006.

The Fund’s controls related to the review and analysis of the relevant terms and conditions of certain transfers of securities did not operate effectively to determine whether the transfers qualified for sale accounting under the provisions of Statement of Financial Accounting Standards No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.”  As a result of this material weakness, the statement of net assets, including the schedule of investments, as of June 30, 2006, the related statement of operations for the year then ended, the statement of changes in net assets for each of the two years in the period then ended and certain financial highlights for each of the five years in the period then ended were restated in order to appropriately account for such transfers of securities as secured borrowings and report the related interest income and expense and the effects on realized and unrealized gains and losses, net.  This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the Fund’s financial statements (as restated) as of and for the year ended June 30, 2006, and this report does not affect our report on such financial statements.

This report is intended solely for the information and use of management and the Board of Directors of MuniHoldings California Insured Fund, Inc. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

August 23, 2006

(May 18, 2007 as to the material weakness described above)